Exhibit 99.1

One Tellabs Center 1415 West Diehl Road Naperville, IL 60563 United States

NEWS RELEASE	FOR IMMEDIATE RELEASE
February 26, 2008

Tellabs names Robert W. Pullen chief executive officer, president and director

Co-founder Michael J. Birck remains chairman

Naperville, Ill. – The Tellabs Board of Directors appointed Robert W. Pullen Tellabs’ new chief executive officer, president and director. Pullen, 45, is a seasoned industry expert with 23 years of experience at Tellabs in a broad variety of roles including research and development, sales, and services. The appointment is effective March 1.

“Rob is the right person to lead Tellabs through these exciting and challenging times,” said Michael J. Birck, Tellabs chairman. “He brings the experience and knowledge that Tellabs needs to execute on our plan to improve performance.”

“I’m excited about the opportunity to build on Tellabs’ long tradition of focusing on customers and providing innovative products and services,” said Pullen. “We are well-positioned to help service providers succeed as they advance their networks to deliver new triple-play and mobile services.”

Pullen began his career at Tellabs in 1985 as an electrical engineer. He has held a series of increasingly responsible positions in engineering, sales, marketing and services. Prior to being named CEO, Pullen was vice president and general manager of global services. From 2002 to 2005, he was senior vice president of North American sales. Previously, he served as senior vice president of optical networking.

The Tellabs board unanimously backed Pullen’s appointment. A subcommittee of Tellabs directors, led by William F. Souders, conducted the CEO search process, assisted by recruitment firm Spencer Stuart. The search was originally announced Nov. 8, 2007.

Simultaneous Webcast and Teleconference Replay: Tellabs will host an investor teleconference at 7:30 a.m. Central time today to introduce its new CEO. To participate, dial +1.706.679.3669. Internet users can hear a simultaneous webcast of the teleconference at tellabs.com; click on the webcast icon. A taped replay of the call will be available beginning at approximately 9:15 a.m. Central time today, until 9:15 p.m. Central time on Thursday, February 28, at +1.800.642.1687. (Outside the United States, call +1.706.645.9291.) When prompted, enter the Tellabs reservation number: 36183372.

Editor’s Note:

Rob Pullen’s biography is available at: http://www.tellabs.com/about/bios/rwpullen.pdf

Tellabs b-roll footage is available at: http://videostorage.prnewswire.com/storage2/25486/25486.mpg

About Tellabs

Tellabs advances telecommunications networks to meet the evolving needs of users. Solutions from Tellabs enable service providers to deliver high-quality voice, video and data services over wireline and wireless networks around the world. Tellabs (NASDAQ: TLAB) is part of the NASDAQ-100 Index, NASDAQ Global Select Market, Ocean Tomo 300™ Patent Index and the S&P 500. www.tellabs.com

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Tellabs® and ® are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.

MEDIA CONTACTS:	George Stenitzer, +1.630.798.3800, george.stenitzer@tellabs.com
Ariana Nikitas, +1.773.490.5657, ariana.nikitas@tellabs.com

INVESTOR CONTACT:	Tom Scottino, +1.630.798.3602, tom.scottino@tellabs.com